Exhibit 99.1

Sealed Air Corporation

200 Riverfront Boulevard

Elmwood Park, NJ  07407

for release: December 17, 2008

Contact:

Amanda Butler

201-791-7600

SEALED AIR CORPORATION ANNOUNCES CASH TENDER OFFER FOR ITS 6.95% SENIOR NOTES DUE 2009

ELMWOOD PARK, N.J., Wednesday, December 17, 2008 – Sealed Air Corporation (NYSE:SEE) (the “Company”) today announced that it has commenced a cash tender offer for any and all of its outstanding 6.95% Senior Notes Due 2009 (CUSIP No. 81211KAA8) (the “Securities”). The Offer to Purchase and accompanying Letter of Transmittal, each dated today, set forth the terms of the tender offer.

The Securities will be purchased at a purchase price of $1,000 per $1,000 in principal amount of such Securities validly tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the date on which the Securities are purchased. The tender offer will expire at 5:00 p.m., New York City time, on December 24, 2008, unless extended (the “Expiration Date”). Any such extension will be followed by a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. In the event of an extension, previously tendered Securities will be concurrently accepted for purchase and the Company will establish another settlement date for subsequently tendered Securities. Tendered Securities may be withdrawn prior to, but not after, the Expiration Date.

The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. Subject to applicable law, the Company may, at its sole discretion, waive any condition applicable to the tender offer and may extend the tender offer. The tender offer is not conditioned on a minimum amount of Securities being tendered. Under certain conditions and as more fully described in the Offer to Purchase, the Company may terminate the tender offer before the Expiration Date.

The Company has retained Citi to serve as the dealer manager and has retained Global Bondholder Services Corporation to serve as the information agent for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation by telephone at (212) 430-3774 or (866) 540-1500, or in writing at 65 Broadway - Suite 723, New York, NY, 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed to Citi at (800) 558-3745.

Neither the Company, its Board of Directors, the information agent nor the dealer manager makes any recommendation as to whether holders of the Securities should tender or refrain from tendering Securities. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Securities or any other securities. The offer is made only by the Offer to Purchase and the accompanying Letter of Transmittal.

Business

Sealed Air is a leading global innovator and manufacturer of a wide range of packaging and performance-based materials and equipment systems that serve an array of food, industrial, medical, and consumer applications.  Operating in 51 countries, Sealed Air’s international reach generated revenue of $4.7 billion in 2007.  With widely recognized brands such as Bubble Wrap® cushioning, Jiffy® protective mailers, Instapak® foam-in-place systems and Cryovac® packaging technology, Sealed Air continues to identify new trends, foster new markets, and deliver innovative solutions to its customers.